Franklin Limited Maturity U.S. Government Securities Fund

 Proxy  Reminder

Shareholder Meeting May 30, 2014

Dear Shareholder:

You should have received proxy materials in the mail concerning the meeting which will be held on May 30, 2014.

According to  our  latest  records,  we  have  not  received  your  proxy  vote  for  this meeting. For your convenience, we have enclosed another copy of your ballot(s).

Your  vote  is  important,  no  matter  how  many  shares  you  own.  A majority of the shares of each fund must be present in person or by proxy in order to approve the proposals at the meeting.

VOTING IS QUICK AND EASY!

•      You may vote via the Internet. Just follow the instructions printed on the enclosed proxy ballot.

•      You may vote via phone by dialing the toll-free number printed on the enclosed proxy ballot. You may also call toll-free at 1-855-648-2889 and a proxy voting specialist will assist you with voting your shares. Specialists are available Monday through Friday, 9:00 a.m. to 6:00 p.m. Eastern Time.

•      You  may  cast  your  vote  by  mail. Sign, date and vote the enclosed proxy ballot and return it in the postage paid envelope provided in this package.

Your  vote  is  very  important! Your  immediate response  will  help  avoid  potential delays and  additional expenses associated  with  soliciting shareholder votes.

Sincerely,

Franklin Templeton Investments